Exhibit (a)(1)(H)

FOR IMMEDIATE RELEASE

Vishay Commences Tender Offer for International Rectifier Corporation

Commences Mailing Of Definitive Proxy Statement For International Rectifier’s
Delayed 2007 Annual Meeting

Malvern, PA — September 29, 2008 — Vishay Intertechnology, Inc. (NYSE: VSH) today announced that its wholly owned subsidiary has commenced a tender offer to acquire all of the outstanding shares of common stock of International Rectifier Corporation (NYSE: IRF) for $23.00 per share in cash, in furtherance of its previously announced acquisition proposal.

The tender offer is scheduled to expire at 12:00 midnight, New York City time, on October 27, 2008, unless extended. The full terms, conditions and other details of the tender offer are set forth in the offering documents that Vishay will be filing today with the Securities and Exchange Commission.

The $23.00 price represents a 30% premium over International Rectifier’s average closing price for the 30 trading days preceding the August 15, 2008 announcement of Vishay’s original acquisition proposal. Since then, the Philadelphia Semiconductor Sector Index (SOXX) has dropped 15% and the trading prices of International Rectifier’s peer group have dropped 21%.1

Dr. Felix Zandman, Founder and Executive Chairman of Vishay, said, “We believe our $23.00 per share all-cash premium offer provides International Rectifier stockholders with superior value to what International Rectifier can reasonably achieve on its own in the foreseeable future. As a result of the International Rectifier Board’s refusal to negotiate a mutually agreeable business combination, we are presenting our offer directly to International Rectifier’s stockholders. We are confident that International Rectifier’s stockholders, the owners of the company, will recognize the full, fair and immediate value of our $23.00 per share cash offer.”

Vishay also announced today that it has commenced mailing its definitive proxy statement with respect to International Rectifier’s delayed 2007 Annual Meeting of Stockholders scheduled to be held on October 10, 2008. Vishay urges all International Rectifier stockholders to vote FOR its three independent director nominees and proposed Bylaw amendments on the BLUE proxy card without delay.

At International Rectifier’s 2007 Annual Meeting, International Rectifier stockholders will have the opportunity to vote FOR the election of three highly-qualified and independent director candidates — Ronald M. Ruzic, William T. Vinson and Professor Yoram (Jerry) Wind — to serve as Class One directors on International Rectifier’s Board. Vishay noted that if its three independent director nominees are elected at the 2007 Annual Meeting, they will constitute a minority of International Rectifier’s Board, representing only three of eight seats.

At International Rectifier’s 2007 Annual Meeting, stockholders will also have the opportunity to vote FOR three amendments to International Rectifier’s Bylaws, which are designed to ensure that the 2008 Annual Meeting (to elect Class Two directors) is held no later than December 21, 2008, to prevent International Rectifier’s directors from serving beyond their three-year terms without stockholder approval, and to prevent International Rectifier from adjourning its 2007 Annual Meeting without the approval of a majority of stockholders present or represented by proxy at the meeting.

Along with the proxy, Vishay sent the following letter to International Rectifier stockholders:

September 29, 2008

Dear International Rectifier Stockholder,

At International Rectifier’s long overdue 2007 Annual Meeting on October 10th, you will have an opportunity to vote on the BLUE proxy card FOR three well qualified independent director nominees and proposed Bylaw amendments that would require, among other things, that International Rectifier — like other companies — hold its 2008 Annual Meeting in 2008! By electing directors who are committed to maximizing the value of your investment, you will send a strong message that International Rectifier’s Board cannot ignore.

VISHAY’S $23.00 PER SHARE CASH OFFER PROVIDES SUPERIOR VALUE

Vishay’s $23.00 per share all-cash offer represents full, fair and immediate value for your investment in International Rectifier. $23.00 per share represents a premium of 30% over International Rectifier’s average closing price for the 30 trading days preceding our original acquisition proposal, and a premium of more than 70% over International Rectifier’s enterprise value2 for that period.

Since we announced our acquisition proposal on August 15, the Philadelphia Semiconductor Sector Index (SOXX) has dropped 15% and the trading prices of International Rectifier’s peer group have dropped 21%.3 Two leading analysts currently have a $16 price target for International Rectifier.4 One of them recently said that, absent Vishay’s premium offer, International Rectifier’s stock “would likely fall below the pre-deal price toward a C09-based fundamental value near $16 . . .”5

DON’T BELIEVE INTERNATIONAL RECTIFIER’S “AGGRESSIVE” AND “OPTIMISTIC” ROADMAP

International Rectifier’s Board of Directors has refused to negotiate a mutually beneficial transaction with Vishay, and instead is promoting a three-year turnaround “roadmap” that is, as a leading independent research analyst described, “too aggressive” and “an optimistic outlook indeed.”6 The dramatic “improvements” that International Rectifier is now touting, only six weeks after first announcing its already speculative plan, raise serious credibility questions. In its Form 10-K filed on September 15, 2008, International Rectifier emphasized the serious risks facing it and its “strategic turnaround program,” including ongoing material weaknesses in its financial controls.

ELECT THREE HIGHLY QUALIFIED, INDEPENDENT DIRECTORS

In refusing to recognize the merits of Vishay’s all-cash premium offer, we believe the International Rectifier Board has ignored its responsibilities to maximize the value of your investment. We believe the Board should be held accountable for that and also for its failed stewardship of a company that is spending over $125 million to investigate accounting and tax improprieties that occurred on its watch. In this regard, we note that half the Board was in office during the self described “dark chapter” and the other half was appointed by them without any stockholder approval. To add insult to injury, the Board members recently amended the terms of their options package to provide accelerated benefits if you vote them out of office. At the long-delayed but hastily called Annual Meeting on October 10th, you will have an opportunity to send a strong message to the incumbent Board by electing three highly qualified, independent directors who are committed to maximizing value for all International Rectifier stockholders.

VOTE THE BLUE PROXY CARD TODAY TO KEEP THE VISHAY TRANSACTION ALIVE

We urge you to send a message to the International Rectifier Board and vote FOR the election of three independent nominees and the proposed Bylaw amendments listed on the BLUE proxy card TODAY. Vishay is committed to pursuing a transaction with International Rectifier but your support is essential for us to move forward with our proposed acquisition of International Rectifier.

Very truly yours,

Dr. Felix Zandman Executive Chairman	Dr. Gerald Paul Chief Executive Officer

International Rectifier stockholders are reminded that their vote is very important regardless of the number of shares of common stock they own. Whether or not stockholders are able to attend International Rectifier’s Annual Meeting in person, they should complete, sign and date the BLUE proxy card and return it in the prepaid and addressed envelope as soon as possible, or submit a BLUE proxy through the Internet or by telephone as described on the BLUE proxy card accompanying the definitive proxy statement.

International Rectifier stockholders may obtain copies of the tender offer documents when they become available at www.sec.gov. Free copies of such documents can also be obtained when they become available by calling Innisfree M&A Incorporated, toll-free at (877) 456-3402.

Stockholders who have questions or need assistance in submitting their BLUE proxy or voting their shares should contact Innisfree M&A Incorporated, which is assisting Vishay, toll-free at (877) 456-3402. Banks and brokers may call collect at (212) 750-5833.

Banc of America Securities LLC and Morgan Stanley & Co. Incorporated are working with Vishay to provide financing on mutually acceptable terms and conditions in connection with its proposed acquisition of International Rectifier Corporation.

Wachtell, Lipton, Rosen & Katz is acting as legal counsel to Vishay, and Banc of America Securities LLC and Morgan Stanley & Co. Incorporated are acting as financial advisors to Vishay. Innisfree M&A Incorporated has been retained by Vishay as Information Agent and proxy solicitor.

About Vishay Intertechnology, Inc.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide “one-stop shop” service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

Forward Looking Statements

Some statements set forth in this communication, including those regarding Vishay’s proposal to acquire International Rectifier and the expected impact of the acquisition on Vishay’s strategic and operational plans and financial results, contain forward-looking statements including statements which are, except in connection with Vishay’s proposed tender offer to acquire the outstanding shares of International Rectifier, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Statements including words such as “intend”, “believe”, “should”, “expect”, “are confident” or similar words as well as statements in the future tense are forward-looking statements. The safe harbors intended to be created by Sections 27A and 21E are not available to statements made in connection with a tender offer and Vishay is not aware of any judicial determination as to the applicability of such safe harbors to forward-looking statements made in solicitation materials when there is a simultaneous tender offer. Stockholders should be aware that these forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause results to differ materially from the expectations expressed in these forward-looking statements include the following: the possibility that Vishay’s offer to acquire International Rectifier will not be consummated for any number of reasons, including the failure of the stockholders of International Rectifier to support the proposed transaction, the failure of any conditions to Vishay’s tender offer to be satisfied, or the failure to obtain financing on terms acceptable to Vishay; the possibility that if approved, the closing of the acquisition may be delayed; the effect of the announcement of the offer on Vishay’s and International Rectifier’s strategic relationships, operating results and business generally, including the ability to retain key employees; fees and expenses incurred in connection with Vishay’s unsolicited acquisition proposal, director nominations and stockholder proposals; Vishay’s ability to successfully integrate International Rectifier’s operations and employees and achieve synergies; the risk that Vishay’s acquisition proposal will make it more difficult for Vishay to pursue other strategic opportunities; the risk that stockholder litigation in connection with Vishay’s unsolicited proposal, or otherwise, may result in significant costs of defense, indemnification and liability; general economic conditions; and other factors described in Vishay’s SEC filings (including Vishay’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports on Form 10-Q for the quarters ended March 29, 2008 and June 28, 2008). If any of these risks or uncertainties materializes, the acquisition may not be consummated, the potential benefits of the acquisition may not be realized, Vishay’s and/or International Rectifier’s operating results and financial performance could suffer, and actual results could differ materially from the expectations described in these forward-looking statements. All forward-looking statements in this news release are qualified by these cautionary statements and are made only as of the date of this news release. Vishay undertakes no duty to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

Important Additional Information

Vishay has filed a definitive proxy statement dated September 26, 2008 with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies in connection with International Rectifier’s 2007 annual meeting. Vishay commenced today the mailing of its definitive proxy statement and accompanying proxy card to stockholders of International Rectifier. VISHAY STRONGLY ADVISES ALL STOCKHOLDERS OF INTERNATIONAL RECTIFIER TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION BY VISHAY OF PROXIES FROM INTERNATIONAL RECTIFIER’S STOCKHOLDERS WHICH ARE OR MAY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. SUCH DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENTS WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED, VISHAY’S INFORMATION AGENT.

The information in this news release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of International Rectifier. The description of the tender offer contained in this news release is not intended to be a full or detailed description of the terms or conditions of the tender offer. International Rectifier stockholders are urged to read the disclosure documents that will be filed later today with the SEC, including the tender offer statement, regarding the tender offer because they contain important information. The disclosure documents (when they are available), and any other documents relating to the tender offer that are filed with the SEC, may be obtained at no charge by directing a request by mail to Innisfree M&A Incorporated or at the SEC’s website at www.sec.gov.

1 IRF peer group defined as including: ON Semiconductor, Diodes, KEMET, Epistar, Yageo, Murata Manufacturing, EPCOS, Fairchild Semiconductor, AVX Corp., STMicroelectronics, and Rohm Co. Ltd.

2 International Rectifier’s average closing price for the 30 trading days preceding Vishay’s original proposal (announced on August 15, 2008) adjusted for International Rectifier’s net cash balance of approximately $10.20 per share as of June 30, 2008 Form 10-K.

3 IRF peer group defined as including: ON Semiconductor, Diodes, KEMET, Epistar, Yageo, Murata Manufacturing, EPCOS, Fairchild Semiconductor, AVX Corp., STMicroelectronics, and Rohm Co. Ltd.

4 Citigroup Report dated September 24, 2008, Craig Ellis, and Lehman Brothers Report dated August 15, 2008, Romit Shah, permission neither sought nor obtained.

5 Citigroup Report dated September 24, 2008, Craig Ellis, permission to use quotations was neither sought nor obtained.

6 First Call, Craig Ellis, Citigroup, September 22 and 24, 2008, permission to use quotations was neither sought nor obtained.

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